SOMBRIO CAPITAL CORP.
311 Tawny Road
Sarnia, Ontario N7S 5K1

NEWS RELEASE

December 31, 2008	OTCBB: SBPP

SOMBRIO CAPITAL ANNOUNCES A CHANGE IN CONTROL AND THE
APPOINTMENT AND DEPARTURE OF OFFICER AND DIRECTOR

SOMBRIO CAPITAL CORPORATION (OTCBB:SBPP) (the “Company”) announces that on December 29, 2008 644822 British Columbia Ltd., shareholder of Sombrio Capital Corp. (the “Company”) entered into an Agreement for the Purchase of Common Stock with KIF Capital Corp., pursuant to which 644822 British Columbia Ltd. sold an aggregate of 5,000,000 shares of the Company’s common stock to KIF Capital Corp. The purchase price was $5,000. KIF Capital Corp. acquired approximately 69.5% of the total outstanding number of shares of common stock of the Company and the 5,000,000 shares represent KIF Capital Corp.’s entire beneficial holdings in the Company. KIF Capital Corp is a private corporation owned and controlled by Ken MacAlpine. 644822 British Columbia Ltd. is a private corporation owned and controlled by Derek Page.

On December 30, 2008, Derek Page voluntarily tendered his resignation as President, Chief Executive Officer, Chief Financial Officer, and Secretary of the Company, and as a result, appointed Ken MacAlpine as President, Chief Executive Officer, Chief Financial Officer, and Secretary, and as a member of our board of directors.

Also on December 30, 2008, after the appointment of Ken MacAlpine as a director, Derek Page resigned as a director.

Ken MacAlpine has been president of KIF Capital Corp, a private business consulting company since 1993. Mr MacAlpine has been active in the areas of commercial and residential real estate development. More recently he has focused his efforts on venture capital and corporate development in both the public and private sectors.

Sombrio Capital Corp. is a mineral exploration company.

For further information, please contact Ken MacAlpine, President, Chief Executive Officer, Chief Financial Officer and Secretary at:

Telephone: (519) 542-1229
Facsimile: (519) 542-3522
Email: kifcap@sympatico.ca

All statements in this news release, other than statements of historical facts, including statements which address future financing, development and mining activities of Sombrio Capital Corp., are “forward-looking statements” within the meaning of Section 27A of the Securities act of 1933, as amended, and

Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein, In addition, Sombrio Capital Corp.’s business and operations are subject to the risks set forth in Sombrio Capital Corp.’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements made in this news release.